UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2021 (November 5, 2021)

Emerald Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38076	42-1775077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Broadway, 14th Floor New York, New York		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 226-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.               ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 5, 2021, Emerald Holding, Inc. (the “Company”) entered into a Special Bonus Agreement with Mr. David Doft, the Chief Financial Officer of the Company, in the aggregate gross amount of $600,000 (the “Special Bonus”). The Special Bonus vests in three equal installments on December 1, 2021, January 1, 2023 and January 1, 2024, subject to Mr. Doft’s continued employment through each of the vesting dates. If Mr. Doft’s employment is terminated for any reason other than (i) the Company terminating his employment without Cause, (ii) Mr. Doft terminating his employment for Good Reason, or (iii) the event of the executive’s death or Disability (as such capitalized terms are defined in Mr. Doft’s employment agreement with the Company), Mr. Doft will forfeit all rights to receive any portion of the Special Bonus that he has not already received. In the event that Mr. Doft’s employment is terminated by the Company without Cause, by Mr. Doft for Good Reason, or due to his death or Disability, Mr. Doft will remain eligible to receive the Special Bonus installments, at the same time as they were originally scheduled to be paid, subject to Mr. Doft’s execution and delivery of an irrevocable general release of claims.

The foregoing description of the terms applicable to the Special Bonus for Mr. Doft is qualified in its entirety by reference to the Special Bonus Agreement entered into between the Company and Mr. Doft, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2021		EMERALD HOLDING, INC.

	By:	/s/ David Doft
David Doft
Chief Financial Officer